Exhibit 16.1

September 3, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 3, 2004, of Cell Therapeutics, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph on page one, the second and third paragraphs on page one and the first sentence of the fourth paragraph on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP